AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), is made and entered into as of January 27, 2010, by and between Berliner Communications, Inc., a Delaware corporation (the “Company”), and Rich Berliner (the “Employee”).

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated as of June 30, 2009 (the “Agreement”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, BCI East, Inc. (“Merger Sub”), Unitek Holdings, Inc. (“Unitek”) and the other parties signatory thereto, pursuant to which Merger Sub will merge with and into Unitek (the “Merger”); and

WHEREAS, in connection with the Merger, the Company and the Employee desire to enter into this Amendment and to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following paragraph:

Position and Duties.  During the Employment Term, the Employee shall serve as Chief Marketing Officer of the Company and Chief Executive Officer of BCI Communications, Inc. ("BCI") and shall report to the Chief Executive Officer of the Company.  The Employee shall have such powers and duties as are commensurate with such position and as may be conferred upon him from time to time by the Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”).  During the Employment Term, the Employee shall use his best efforts to faithfully perform his duties hereunder and shall devote all of his business time, attention, skill and efforts exclusively to the business affairs of the Company, its subsidiaries and its Affiliates and the Employee agrees that he shall abide by all applicable policies of the Company of which he is made aware or reasonably should be aware.

2.
Each bullet point in Section 3(b) of the Agreement is hereby amended by replacing each of the terms “Company’s EBITDA” and “EBITDA” in each instance either such term is used with the term “BCI’s EBITDA”, the intent being that the Employee’s fiscal 2010 cash bonus shall be based on the EBITDA of BCI on a standalone basis and not on a consolidated basis with the Company or any other subsidiary of the Company or any other Affiliate of the Company.

3.	Section 3(c) of the Agreement is hereby deleted in its entirety and replaced with the following paragraph:

Premiums/Contributions.  During the Employment Term, the Employee shall be entitled to participate in all single or family medical and dental health plans and programs offered to similarly situated employees without any employee contributions; provided, that, to the extent such plans and programs are self-insured the Employee shall be required to pay employee contributions and the Company shall reimburse the Employee for the amount of such contributions.

4.	The preamble of Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following clause:

Effect of Termination of Employment.  The Employment Term shall terminate at the earlier to occur of the applicable date set forth in Section 1 hereof or any of the following circumstances:

5.	The third sentence of Section 5(a) of the Agreement is hereby deleted in its entirety and replaced with the following sentence:

The Severance Payments will be paid ratably over the Severance Period in accordance with the Company’s normal payroll practices.

6.	Section 5(b) of the Agreement is hereby amended by changing the words “This Agreement” to “The Employment Term” where the former first appears in such Section 5(b).

7.
Section 5(c) of the Agreement is hereby amended by adding the words “Section 6 and” between the words “set forth in” and “Section 7” where they appear in such Section 5(c) and by deleting the words “concerning non-competition and non-solicitation” at the end of such Section 5(c).

8.
Section 5(d) of the Agreement is hereby amended by adding the words “Section 6 or” between the words “in violation of” and “Section 7” where they appear in such Section 5(d).  Section 5(d) is hereby further amended by adding the following clause to the end of the first sentence of such Section 5(d):

and such notice is delivered within ninety (90) days of the occurrence of such event, failure or breach constituting Good Reason and, notwithstanding anything to the contrary in this Section 5, the Company shall be given thirty (30) days to cure said Good Reason.

9.	Section 5(f)(ii) of the Agreement is hereby amended by adding the words “or a termination due to death, disability or resignation” at the end of such Section 5(f)(ii).

10.	Section 5(f)(iii)(i) of the Agreement is hereby amended by replacing the term “CEO” with the words “set forth in Section 2 above”.

11.	Section 5(f)(iii)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following clause:

a requirement by the Company that the Employee be based in an office that is located more then sixty-five (65) miles from the Employee’s principal place of employment at BCI's headquarters in Fair Lawn, New Jersey;

12.	The following paragraph is hereby added as a new Section 5(h):

Delivery of Release.  Notwithstanding anything to the contrary in this Section 5, in the event that any severance payments or benefits are subject to the Employee’s execution and delivery of an effective release and waiver substantially in the form attached hereto as Exhibit A, such release and waiver must be delivered to the Company within sixty (60) days following the date of the Employee’s termination of employment and the first installment payment shall be made on the sixtieth (60th) day after the date of the termination of employment and shall include payment of any amounts that would otherwise be due prior thereto (unless an earlier payment is permitted pursuant to Section 409A of the Code).

13.	The following paragraph is hereby added as a new Section 22:

Section 409A Compliance.  If any payment or other benefit provided to the Employee in connection with his termination of employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the Company determines that the Employee is a “specified employee” as defined in Section 409A, no part of such payments or benefits shall be paid before the day that is six (6) months plus one (1) day after the Employee’s termination date (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of termination and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Employee that would not be required to be delayed if the premiums therefore were paid by the Employee, the Employee shall pay the full cost of premiums for such welfare benefits during the six (6) month period and the Company shall pay the Employee an amount equal to the amount of such premiums paid by the Employee during such six-month period promptly after its conclusion.  In the event that any provision of this Agreement is determined to be (i) subject to Section 409A and (ii) noncompliant with Section 409A or the final regulations promulgated thereunder, the Company and the Employee shall negotiate in good faith to modify such noncompliant provision in a manner that avoids, to the maximum extent possible, the imposition of additional taxes under Section 409A on the Employee.

14.	The following paragraph is hereby added as a new Section 23:

Separation from Service.  A termination of service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of service,” or like terms shall mean “separation from service.”

15.	The following paragraph is hereby added as a new Section 24:

Installments as Separate Payments.  If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

16.
The Employee acknowledges and agrees that none of the Merger Agreement, the consummation of the transactions contemplated thereby (including, without limitation, the Merger) or this Amendment (and the changes to the Agreement set forth herein, including, without limitation, any change in office or title, duties or compensation (whether related to base salary or referenced cash bonus)) and any changes in connection with or directly relating to the changes set forth in this Amendment shall be deemed an occurrence of any item listed as constituting “Good Reason” for purposes of the Agreement as set forth in Section 5(f)(iii) thereof; provided, however, that the parties acknowledge and agree that nothing in this paragraph 16 shall be construed as precluding the Employee from claiming "Good Reason" termination under the terms of the Agreement, as amended by this Amendment (the "Amended Agreement"), if after the effective date hereof, any other changes are made to the Employee's terms and conditions of employment and such other changes constitute "Good Reason" under the Amended Agreement.

17.	All other provisions of the Agreement not specifically amended in this Amendment shall remain in full force and effect.

18.	This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.

19.	This Amendment may be executed in multiple counterparts, which, when taken together, shall constitute one instrument.

20.
The effectiveness of this Amendment shall be expressly conditioned upon the consummation of the transactions contemplated by the Merger Agreement.  If the transactions contemplated by the Merger Agreement are not consummated, then this Amendment shall be deemed void ab initio, and the Agreement shall remain unchanged and in full force and effect.

*           *           *

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and the Employee has executed this Amendment, as of the date first written above.

BERLINER COMMUNICATIONS, INC.

By:  /s/ Nicholas Day

Name:  Nicholas Day
Title:    General Counsel

EMPLOYEE

/s/ Rich Berliner

Rich Berliner

ACCEPTED AND ACKNOWLEDGED
BY BCI Communications, Inc.

By:  /s/ Rich Berliner

Name:  Rich Berliner
Title:    President

SIGNATURE PAGE TO
R BERLINER EMPLOYMENT AGREEMENT AMENDMENT

EXHIBIT A

FORM OF RELEASE

[COMPANY LETTERHEAD]

[Employee Name and Address]
Dear [Employee Name]:

This is to confirm our agreement relating to your separation from employment.
1.           In consideration of the terms hereof, your employment with the Company shall end [ended] [was terminated] effective as of the close of business, [date] (“Termination Date”), and your employment under the terms of the agreement between the Company and you dated [date] (“Employment Agreement”) is hereby terminated at such time.  In addition to any salary payments owing for the final payroll period through the Termination Date and whatever vested rights you may have under the [list applicable Company benefit plan(s)], you shall receive the following payment(s) and benefits [for the period(s) indicated], less any payroll deductions required by law, which shall be in lieu of any other payments or benefits (including vacation or other paid leave time) to which you otherwise might be entitled:  [insert applicable payments and benefits from employment agreement].
2.           In consideration of the terms hereof, you have agreed to and do waive any claims you may have for employment by the Company or any of its subsidiaries and have agreed not to seek such employment or reemployment by the Company or any of its subsidiaries in the future.  You have further agreed to and do release and forever discharge the Company, subsidiaries and affiliates and each of their respective past and present officers, directors, managers, shareholders, partners, members, employees, representatives and agents from any and all claims and causes of action, known or unknown, arising out of, relating to or occurring during your employment by the Company or any of its subsidiaries or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation, the Civil Rights Acts, Age Discrimination in Employment Act, Americans with Disabilities Act, Employee Retirement Income Security Act, Family Medical Leave Act or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise.  This release does not include your right to enforce the terms of this agreement.

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3.           You and the Company agree that in the event you apply for unemployment insurance benefits, the Company shall respond to any inquiry from the applicable governmental authority that your employment ended as a result of [insert type of separation].
4.           You and the Company agree that in the event the Company receives any inquiries from prospective employers, it shall be the policy of the Company to respond by advising that the Company’s policy is to provide information only as to service dates and positions held and by providing such information.
5.           You agree to return to the Company prior to the effective date of your termination of employment all property and documents of the Company or any of its subsidiaries in your possession, custody or control, including, without limitation, automobiles, credit cards, computers and telecommunication equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other physical or personal property which you obtained in the course of your employment by the Company or any of its subsidiaries, and you further agree not to retain copies of any such documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.
6.           You agree that the restrictive covenants set forth in Section 6 and Section 7 of the Employment Agreement shall remain in full force and effect in accordance with the terms of the Employment Agreement.
7.           You agree to provide your reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) to which you were participating in as of the Termination Date or about which you had specific knowledge if so requested by the Company; provided, that, the Company will pay any reasonable costs and expenses you incur in connection therewith; provided, further, that, such cooperation will not unreasonably interfere with your then-current employment or business activities.
8.           You agree to maintain the terms of this agreement confidential to the extent practicable and as permitted by law, except that you may disclose this agreement to your legal and financial advisors and to your spouse.
9.           Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing, or violation of law.

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10.           This agreement, together with Section 6 and Section 7 of the Employment Agreement, sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Company or any of its subsidiaries or the termination thereof.  This agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company.  This agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.
11.           You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so if you choose.  You further acknowledge that you have entered into this agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this agreement other than the express terms set forth herein.  You further acknowledge that you have read this agreement and understand all of its terms, including the waiver and release of claims set forth in paragraph 2 above.

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If the foregoing is acceptable to you, please sign the annexed copy of this agreement and return it to me.  You may take up to 21 days from today to consider, sign and return this agreement.  In addition, you may revoke the agreement after signing it, but only by delivering a signed revocation notice to me within seven days of your signing this agreement.

Very truly yours,

[Name and Position]

Accepted and Agreed:

[Employee’s Name]

Date Signed

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